"The Alaska Challenge"
www.votepal.com
Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; Toll free 1-866-
2VOTEUS (1-866-286-8387)

The race is on! It is not the Iditarod, but some might say it has its share of dogs. There is a proxy race at Alaska Air Group, Inc., the parent of Alaska Airlines and Horizon Air (ALK).

ALK has managed to keep dog paddling in the choppy, icy water of the biggest down turn in the history of the airline industry. There is not a dry hair on this critter; like most of its peers its performance has been submerged for quite a while. ALK has had losses running to $70 million a quarter and restatements.

There is no indication that ALK has come to grips with its labor costs through threatened bankruptcy or negotiations with unions. However, it is being challenged by some of its employee shareholders, including Steve Nieman, a pilot with 24 years at Horizon Air who is heading a slate that is running for ALK's board of directors. The Challengers believe that the ALK's board is in desperate need of fresh insight and the perspective from people who understand what the shareholders really want.

Most knowledgeable experts would say the Challengers haven't got a flea's chance in hell of winning. But, they said the same thing about Challenger nominee Richard Foley's shareholder proposal at another company in 1988 which was the first to ever win in the history of corporate America.

Through a combination of legal positioning, a reluctance to communicate in plain English, and an apparent failure to find the applicable sentences in the trust documents, ALK appears to be effectively blocking the 7% of shares in the employees 401(k) from voting against management. ALK is becoming the prototypical example of insulated and unresponsive management. It has a golden opportunity to become the poster child in the SEC's current study of what's wrong with the proxy system and corporate governance.

Like a Goliath shouting that David's sling is a weapon of mass destruction, ALK insists the rules do not require it to include the Challengers on the company's proxy card. The Challengers offered to include its incumbent nominees on the Challengers proxy card. ALK declined. ALK felt that such a ballot with all candidates on it would be confusing?

The Challengers set a $500 limit on their INTERNET ONLY campaign.
The Challengers are not seeking reimbursement. ALK's only suggestion for communicating was for the Challengers to pay ALK $40 to $50 thousand dollars to send a second mailing to shareholders. ALK even asked the Challengers to pay to have their votes counted. Had the Challengers agreed, it is unknown if ALK would have sent a third mailing imploring shareholders to only vote the incumbents card. One thing is certain, the Challengers would have been forced to seek reimbursement, and the shareholders could have been stuck with an even bigger bill. The cost of including the Challengers on the company's proxy card could have been zero dollars.

Apparently the shining example of what NOT to DO provided by American Airlines has failed to penetrate the awareness of ALK management. Maybe it is true that old dogs can't learn new tricks. One thing is for sure; old dogs can be tricky.

For a breath of fresh perspective see the Challengers' proxy materials at www.votepal.com. And an shareholder activist website, eRaider.com, has set up an interactive forum on their site, www.eraider.com, where all ALK investors can discuss election issues with expert activists. eRaider is neutral but is working to insure that ALK shareholders can make an informed choice among the candidates.

Steve Nieman, Richard D. Foley, and Robert C. Osborne M.D. are soliciting proxies for Alaska Air Group's, Inc. May 20, 2003 Annual Meeting. We strongly advise all shareholders to read the proxy statements. Our proxy statement is available at our web site <www.votepal.com>. Feel free to download and print copies of any materials located there. For any further information, please email <info@votepal.com> or write us at Box 602, Brush Prairie, WA 98606; fax (360) 666-6483; phone 1-866-2VOTEUS (1-
866-286-8387).